Exhibit 5.1
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
January 28, 2011
Dana Holding Corporation
3939 Technology Drive
Maumee, Ohio 43537
Registration Statement on Form S-3 (File No. 333-171826)
Ladies and Gentlemen:
     We have acted as counsel to Dana Holding Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (File No. 333-171826) (the “Registration Statement”), which became effective on January 24, 2011. You have asked us to furnish our opinion as to the legality of $400,000,000 aggregate principal amount of the Company’s 6.500% Notes due 2019 (the “2019 Notes”) and $350,000,000 aggregate principal amount of the Company’s 6.750% Notes due 2021 (the “2021 Notes” and, together with the 2019 Notes, the “Notes”), which are registered under the Registration Statement and which are being sold today pursuant to an Underwriting Agreement, dated as of January 25, 2011 (the “Underwriting Agreement”), by and among Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriters”), and the Company.
     The Notes are to be issued under an Indenture, dated as of January 28, 2011 (the “Base Indenture”), among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of January 28, 2011 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

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     In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:
1.	the Registration Statement;

2.	the preliminary prospectus supplement dated January 24, 2011;

3.	the pricing term sheet dated January 25, 2011 set forth on Schedule IV to the Underwriting Agreement;

4.	the final prospectus supplement dated January 25, 2011;

5.	the Underwriting Agreement;

6.	the Indenture; and

7.	the form of Notes to be issued on the date of this letter.
     In addition, we have examined (i) such corporate records of the Company as we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, (ii) copies of resolutions of the board of directors of the Company relating to the issuance of the Notes, and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below.
     We have also relied upon oral and written statements of officers and representatives of the Company, the representations and warranties of the Company made in the Underwriting Agreement as to factual matters and upon certificates of public officials and the officers of the Company.
     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.
     Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Notes, when duly authenticated by the Trustee, and duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except that

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the enforceability of the Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     The opinion expressed above is limited to the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.
     We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the final prospectus supplement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP